Exhibit 4.29

AMENDMENT No. 24 TO THE BICENTENARIO TRANSPORT AGREEMENT

Between

Cenit Transporte y Logística de Hidrocarburos S.A.S.

and

ECOPETROL S.A.

BOGOTA D.C., MAY 30, 2024

AMENDMENT No. 24 TO THE BICENTENARIO TRANSPORT AGREEMENT

This Amendment No. 24 (hereinafter, the “Amendment”) to the Bicentenario Transport Agreement is entered into by the following parties:

1.

CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S.A.S., company incorporated in accordance with the laws of the Republic of Colombia be means of a private document dated June 15, 2012, and registered in the mercantile registry on the same date, with NIT 900.531.210-3, represented in this act by EUGENIO GÓMEZ HOYOS, identified as shown below his signature, who acts in his capacity as general attorney, in accordance with the power granted by public deed No. 1910 of July 3, 2013 at Notary 51 of the Bogota Circle (hereinafter “Cenit”); and

2.

ECOPETROL S.A., Colombian company of mixed economy, of commercial nature, of the national order, attached to the Ministry of Mines and Energy in accordance with Law 1118 of 2006, domiciled in Bogotá D.C., represented in this act by REYNALDO PLATA CARREÑO, identified as shown below his signature, who acts in his capacity as Head of the Logistics Contracting Department, who is duly empowered, with broad and sufficient faculties, to execute this Agreement pursuant to the Special Power granted by Ecopetrol to represent it and bind it, (hereinafter, the “Shipper” and together with Cenit, the “Parties”, or each one referred to individually as “Party”).

The Parties have agreed to enter into this amendment to the Bicentenario Transport Agreement pursuant to the terms set forth hereinbelow, with the prior

WHEREAS CLAUSES:

1.

That, on June 20, 2012, the Shipper and Oleoducto Bicentenario de Colombia S.A.S. (currently Cenit) entered into a contract for the transportation of crude oil through the pipeline Oleoducto Bicentenario de Colombia, modified by Amendments 1 to 23, (hereinafter, the “Agreement”).

2.

That on August 22, 2023, through the General Shareholders Meeting of Cenit, the commitment for reorganization by absorption merger between Cenit y Oleoducto Bicentenario de Colombia S.A.S. was approved.

3.

On November 30, 2023, the companies received authorization from the Superintendency of Companies to continue with the merger by absorption, which was officialized through Public Deed No. 4660 of December 21, 2023 of Notary 21 of the Bogotá D.C. Circle, which was registered in the mercantile registry of the Chamber of Commerce of Bogotá, as stated in the certificate of existence and legal representation, ending the merger by absorption process.

4.

Thus, in view of the foregoing, Cenit, pursuant to that set forth in Resolution 72-145 of 2014 and since December 28, 2023, date of officialization of the merger, for all purposes, shall serves as owner and transporter of the Araguaney - Banadía segment, more often referred to as Oleoducto Bicentenario de Colombia.

5.	That, by virtue of Amendment No. 23 to the Agreement, the Parties agreed to extend the Term of the Contingent Service until May 31, 2014.
6.	That the General Shareholder Meeting of Cenit approved releasing the eventual conflict of interest that could exist with the administrators of Cenit.
7.

That, because the Contingent Service has been provided satisfactorily and has generated benefits for both Parties, by means of this Agreement, the Parties intend to extend the term of validity of the Contingent Service until September 4, 2024.

Based on the foregoing Whereas section, the Parties have agreed to enter into this Amendment to the Agreement, which will be governed by the following:

CLAUSES:

CLAUSE ONE: MODIFICATIONS TO THE AGREEMENT: The Parties agree to amend the Agreement as per the following terms:

Section 1-01 - Definitions: The Parties agree that the definition of “Term of Validity of the Contingent Service” and “Term of Provision of the Contingent Service” contained in Annex to the Agreement, shall read as follows:

“Term of validity of the Contingent Service: It is the period between March 23, 2017 and September 4, 2024, or any of its extensions, in accordance with the provisions of Section 3.05.”

Section 1.02 - Term of the Contingent Service: The Parties agreed that Section

(a) of the Agreement shall read as follows:

“Section 3.05 – Term of Contingent Service and Conditions Precedent to Contingent Service:

(a)Except as provided for in Section 3.05(e), the Contingent Service will be provided during the period between March 23, 2017, and September 4, 2024, and said period may be extended by mutual agreement of the Parties (…)”.

CLAUSE TWO: INTEGRITY OF THE AGREEMENT. All other clauses in the Agreement continue in force in their entirety, not being understood as modified y this Amendment.

In witness whereof, this Amendment is signed on the thirtieth (30th) day of May of the year two thousand twenty-four (2024).

for the Shipper,

/s/ Reynaldo Plata Carreño
Name:	REYNALDO PLATA CARREÑO
C.C.:	91.489.924 of Bucaramanga
Title:	Head of Logistics Contracting Department

For Cenit,

/s/ Eugenio Gómez Hoyos
Name:	EUGENIO GÓMEZ HOYOS
C.C.:	79.121.780 of Fontibón
Title:	Attorney General